UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     April 23, 2012

LOWE’S COMPANIES, INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-7898	56-0578072
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe’s Blvd., Mooresville, NC	28117
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2012, Lowe’s Companies, Inc. (the “Company”) issued an aggregate of $2.0 billion of unsecured notes consisting of $500 million aggregate principal amount of its 1.625% notes due 2017 (the “2017 Notes”), $750 million aggregate principal amount of its 3.120% notes due 2022 (the “2022 Notes”) and $750 million aggregate principal amount of its 4.650% notes due 2042 (the “2042 Notes” and, together with the 2017 Notes and the 2022 Notes, the “Notes”). The Notes were issued under an amended and restated indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor trustee) (the “Trustee”) (the “Base Indenture”), which was filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 4.1 to the Company’s Current Report on Form 8-K on December 15, 1995, as supplemented by a supplemental indenture, dated as of April 23, 2012, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Senior Indenture”), which is filed as Exhibit 4.1 hereto.

The Notes are unsecured obligations and rank equally with the Company’s existing and future unsecured senior indebtedness. The Senior Indenture contains covenants restricting the issuance of debt by the Company’s subsidiaries but does not restrict the Company from incurring additional indebtedness. The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for the listing of any series of the Notes on a national securities exchange or for quotation of any series of the Notes on any automated dealer quotation system.

The 2017 Notes mature on April 15, 2017 and bear interest at a rate of 1.625% per annum; the 2022 Notes mature on April 15, 2022 and bear interest at a rate of 3.120% per annum and the 2042 Notes mature on April 15, 2042 and bear interest at a rate of 4.650% per annum. The Company will pay interest on the Notes on April 15 and October 15 of each year, beginning October 15, 2012. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Payments of principal and interest to owners of book-entry interests are expected to be made in accordance with the procedures of The Depository Trust Company and its participants in effect from time to time.

Before the date that is one month (with respect to the 2017 Notes), three months (with respect to the 2022 Notes) or six months (with respect to the 2042 Notes) prior to the applicable maturity date for such series of Notes, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Supplemental Indenture), plus 15 basis points with respect to the 2017 Notes, 20 basis points with respect to the 2022 Notes and 25 basis points with respect to the 2042 Notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after the date that is one month (with respect to the 2017 Notes), three months (with respect to the 2022 Notes) or six months (with respect to the 2042 Notes) prior to the applicable maturity date for such series of Notes, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at the Company’s option at par plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

If a change of control triggering event occurs (certain negative ratings repercussions as a result of certain changes in control of the Company, as described more fully in the Supplemental Indenture), the Company will be required to offer to purchase the Notes from the holders at a purchase price equal to

101% of the principal amount thereof, plus accrued and unpaid interest unless the Company has previously exercised its option to redeem the Notes.

The Trustee and/or its affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with the Company, or its affiliates, including investment banking services and acting as lenders under various loan facilities. They have received or will receive customary fees, commissions or other payments for these transactions.

The foregoing description of the Base Indenture and the Supplemental Indenture is qualified in its entirety by reference to such documents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company issued $2.0 billion aggregate principal amount of the Notes, which are governed by the Senior Indenture, in an underwritten public offering on April 23, 2012.

Additional information included in Item 1.01 above and in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Commission on April 20, 2012 regarding the Notes is incorporated by reference into this Item 2.03, and the foregoing description of the Notes is qualified in its entirety by reference to the Senior Indenture and the forms of Global Notes which are included in Exhibit 4.1 filed herewith.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Ninth Supplemental Indenture, dated as of April 23, 2012, between Lowe’s Companies, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.2	Form of 1.625% Note due 2017 (included in Exhibit 4.1)

4.3	Form of 3.120% Note due 2022 (included in Exhibit 4.1)

4.4	Form of 4.650% Note due 2042 (included in Exhibit 4.1)

5.1	Opinion of Moore & Van Allen PLLC

5.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE’S COMPANIES, INC.

Date: April 23, 2012	/s/ Matthew V. Hollifield
	By:	Matthew V. Hollifield
Senior Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Ninth Supplemental Indenture, dated as of April 23, 2012, between Lowe’s Companies, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee

4.2	Form of 1.625% Note due 2017 (included in Exhibit 4.1)

4.3	Form of 3.120% Note due 2022 (included in Exhibit 4.1)

4.4	Form of 4.650% Note due 2042 (included in Exhibit 4.1)

5.1	Opinion of Moore & Van Allen PLLC

5.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)